SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

                               (Amendment No. 3)*


                             Computer Horizons Corp.
                                (Name of Issuer)


                                  Common Stock
                         (Title of Class of Securities)


                                    205908106
                                 (CUSIP Number)


                                December 31, 2008
             (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     [ ]  Rule 13d-1(b)
     [x]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)



                              (Page 1 of 10 Pages)
---------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  205908106                 13G/A               Page 2 of 10 Pages


     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Emancipation Capital, LP
-------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                      (a) [X]
                                                                      (b)  [ ]
-------------------------------------------------------------------------------
     (3)    SEC USE ONLY
-------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
-------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES
               ----------------------------------------------------------------
BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY
               ----------------------------------------------------------------
EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING
               ----------------------------------------------------------------
PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
-------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            0
-------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                          [ ]
-------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            0%
-------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            PN
-------------------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  205908106                 13G/A               Page 3 of 10 Pages


     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Emancipation Capital, LLC
-------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                      (a) [X]
                                                                      (b)  [ ]
-------------------------------------------------------------------------------
     (3)    SEC USE ONLY
-------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
-------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES
               ----------------------------------------------------------------
BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY
               ----------------------------------------------------------------
EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING
               ----------------------------------------------------------------
PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
-------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            0
-------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                          [ ]
-------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            0%
-------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
-------------------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  205908106                 13G/A               Page 4 of 10 Pages


     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Emancipation Capital Master, Ltd.
-------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                      (a) [X]
                                                                      (b)  [ ]
-------------------------------------------------------------------------------
     (3)    SEC USE ONLY
-------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands
-------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES
               ----------------------------------------------------------------
BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY
               ----------------------------------------------------------------
EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING
               ----------------------------------------------------------------
PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
-------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            0
-------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                          [ ]
-------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            0%
-------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            CO
-------------------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  205908106                 13G/A               Page 5 of 10 Pages


     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Charles Frumberg
-------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                      (a) [X]
                                                                      (b)  [ ]
-------------------------------------------------------------------------------
     (3)    SEC USE ONLY
-------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
-------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES
               ----------------------------------------------------------------
BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY
               ----------------------------------------------------------------
EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING
               ----------------------------------------------------------------
PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
-------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            0
-------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                          [ ]
-------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            0%
-------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            IN
-------------------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  205908106                 13G/A               Page 6 of 10 Pages


     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Hurley Capital, LLC
-------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                      (a) [X]
                                                                      (b)  [ ]
-------------------------------------------------------------------------------
     (3)    SEC USE ONLY
-------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            New York
-------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES
               ----------------------------------------------------------------
BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY
               ----------------------------------------------------------------
EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING
               ----------------------------------------------------------------
PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
-------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            0
-------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                          [ ]
-------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            0%
-------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
-------------------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  205908106                 13G/A               Page 7 of 10 Pages


Item 1.

(a)   Name of Issuer

        Computer Horizons Corp. (the "Company")

(b)   Address of Issuer's Principal Executive Offices

         49 Old Bloomfield Avenue
         Mountain Lakes, New Jersey  07046-1495


Item 2(a).  Name of Person Filing
Item 2(b).  Address of Principal Business Office
Item 2(c).  Citizenship

       Emancipation Capital, LP, ("Emancipation Capital")
       1120 Avenue of the Americas, Suite 1504
       New York, NY 10036
       Citizenship: Delaware

       Emancipation Capital, LLC, ("Emancipation Capital LLC")
       1120 Avenue of the Americas, Suite 1504
       New York, NY 10036
       Citizenship: Delaware

       Emancipation Capital Master, Ltd. ("Emancipation Master Ltd") 1120 Avenue of the Americas, Suite 1504
       New York, NY 10036
       Citizenship: Cayman Islands

       Charles Frumberg, ("Mr. Frumberg", Emanicpation Capital, Emancipation Capital LLC and Emancipation Master Ltd are sometimes hereinafter referred to collectively as the "Emancipation Filing Persons")
       c/o Emancipation Capital, LLC
       1120 Avenue of the  Americas, Suite 1504
       New York, NY 10036
       Citizenship: United States

       Hurley Capital LLC, ("Hurley Capital")
       1120 Avenue of the Americas, Suite 1504
       New York, NY 10036
       Citizenship: New York

Item 2(d)  Title of Class of Securities

       Common Stock, $0.10 Par Value per share ("Common Stock")

Item 2(e)  CUSIP Number

       205908106

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

(a) [ ] Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o).

CUSIP No.  205908106                 13G/A               Page 8 of 10 Pages


(b) [ ] Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c).

(c) [ ] Insurance company as defined in Section 3(a)(19) of the Act 15 U.S.C. 78c).

(d) [ ] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

(f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

(g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

(h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


Item 4.   Ownership

          Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

          (a)   Amount beneficially owned:

                As of February 12, 2009, each Reporting Person may be deemed the beneficial owner of zero shares of Common Stock. As of December 31, 2008, the Emancipation Filing Persons were deemed the beneficial owners of 1,685,086 shares of Common Stock.


                Emancipation Capital, LLC, acts as the general partner of Emancipation Capital and has voting and dispositive power over the securities held by Emancipation Capital. The managing member of Emancipation Capital LLC is Mr. Frumberg. Emancipation Management LLC, acts as the investment manager of Emancipation Master Ltd. The managing member of Emancipation Management is Mr. Frumberg. Each of the Emancipation Filing Persons and Hurley Capital expressly disclaim beneficial ownership of securities held by any person or entity other than, to the extent of any pecuniary interest therein, the various accounts under such Reporting Persons' management and control.


          (b) Percent of class:

              Approximately zero percent as of February 12, 2009.

          (c) Number of shares as to which such person has:

CUSIP No.  205908106                 13G/A               Page 9 of 10 Pages

              (i) Sole power to vote or to direct the vote

                  0

            (ii)  Shared power to vote or to direct the vote

                  0

           (iii)  Sole power to dispose or to direct the disposition of

                  0

            (iv)  Shared power to dispose or to direct
                  the disposition of

                  0

Item 5.   Ownership of Five Percent or Less of a Class:

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [x].

Item 6.   Ownership of More than Five Percent on Behalf of Another Person

          Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person

          Not applicable.

Item 8.   Identification and Classification of Members of the Group

          See Item 2(a)-(c)

Item 9.   Notice of Dissolution of Group

          Not applicable.

Item 10.  Certification

          By signing below each of the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No.  205908106                 13G/A               Page 10 of 10 Pages


                                   SIGNATURES

          After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information with respect to it set forth in this statement is true, complete, and correct.

Dated: February 12, 2009

EMANCIPATION CAPITAL, LP
By: Emancipation Capital, LLC, its
    general partner

    By: /s/ Charles Frumberg
        -------------------------
    Name:  Charles Frumberg
    Title: Managing Member

EMANCIPATION CAPITAL MASTER LTD.


    By: /s/ Charles Frumberg
        -------------------------
        Name:  Charles Frumberg
        Title: Director

EMANCIPATION CAPITAL, LLC

By: /s/ Charles Frumberg
    ------------------------------
    Name:  Charles Frumberg
    Title: Managing Member


CHARLES FRUMBERG

By:  /s/ Charles Frumberg
   -------------------------------


HURLEY CAPITAL, LLC


 By: /s/ Charles Goldblum
     ----------------------------
     Name:  Charles Goldblum
     Title: Managing Member